CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES TO RESTATE FISCAL 2018 AND YEAR-TO-DATE FISCAL 2019 FINANCIAL STATEMENTS AS A RESULT OF ERRORS IN CONNECTION WITH REVENUE RECOGNITION UNDER ASC TOPIC 606

- No Expected Impact on Cash Flows for Relevant Fiscal Periods -

- Announces Departure of Chief Financial Officer; Appoints Acting Chief Financial Officer -

EDGEWOOD, NY – February 14, 2020 – CPI Aerostructures, Inc. (“CPI Aero®” or the “Company”) (NYSE American: CVU) today announced that the Audit Committee of the Board of Directors of CPI Aero determined, based on the recommendation of management and in consultation with CPI Aero’s independent registered public accounting firm, that the Company’s financial statements included in its annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Forms 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and quarterly reports on Forms 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019 should no longer be relied upon due to an error in those financial statements relating to the Company’s recognition of revenue from contracts with customers under ASC Topic 606. Similarly, the independent auditor’s reports on the effectiveness of internal control over financial reporting for the year ended December 31, 2018, management’s reports on the effectiveness of internal control over financial reporting, press releases, and investor communications describing the Company’s financial statements for such periods should no longer be relied upon. The Company’s cash flows from operations for the affected periods are not expected to be impacted.

The error was uncovered as part of the preparation of the Company’s 2019 annual financial statements. After reconsideration of the terms of the Company’s contracts with customers, Management’s preliminary conclusion is that certain revenues and net income were recognized prematurely or inaccurately due to an incorrect application of generally accepted accounting principles. Therefore, previously reported revenue and net income are believed to have been overstated. The error is also expected to have an impact on the Company’s balance sheets for the affected periods. Specifically, retained earnings and contract assets are believed to be overstated.

The Company expects to amend its annual report on Form 10-K for the year ended December 31, 2018 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, September 30, 2018, March 31, 2019, June 30, 2019, and September 30, 2019, and to restate the financial statements and other disclosures contained therein as soon as reasonably practical.

Management has determined that a material weakness existed in the Company’s internal control over financial reporting as of the end of each of the affected periods. The Company has reviewed its financial closing process and believes it has identified the corrective action necessary to remediate the cause of the error. The Company plans to include a discussion of the Company’s plan to remediate the material weakness in its annual report on Form 10-K for the year ended December 31, 2019.

“The quality and integrity of our financial reporting process are of paramount importance to all of us at CPI Aero” stated Douglas McCrosson, president and CEO of CPI Aero. “We are currently assessing the precise impact of the stated error in CPI Aero’s revenue recognition in previously issued financial statements. I want to stress that we do not believe this error will have an impact on the reported operating cash flows of the Company during the affected periods, or on projected future cash flows going forward. Similarly, we do not believe that the error will impact the growth prospects derived from the progress we have made in recent years to build and execute on our record defense backlog and improve our working capital management.”

The Company also announced that Chief Financial Officer Dan Azmon resigned from the Company, effective February 11, 2020. The Board of Directors appointed current director of financial planning and analysis, Thomas Powers, a senior financial executive with over three decades of revenue accounting for long-term contracts and defense and aerospace manufacturing experience, to the position of acting chief financial officer. Mr. Powers joined CPI Aero in January 2019. Prior to joining the Company, Mr. Powers was previously with Triumph Group, a multi-billion dollar publicly owned aerospace manufacturer listed on the New York Stock Exchange, where he last served as vice president of financial planning and analysis. At Triumph, he previously held positions of segment controller, division controller and served as interim chief financial officer.

Concluded Mr. McCrosson, “Tom’s successful career at a major aerospace manufacturer included the adoption of the new ASC Topic 606 accounting standard. That first-hand, practical experience, combined with his detailed knowledge of CPI Aero’s business and financial operations make him uniquely qualified to lead our financial organization at this time.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

When used in this press release, statements about the Company’s plans to amend its financial statements, the timing of such amendments, and their effect on the financial statements, which may be indicated by the words or phrases “management expects” or “the Company expects,” “is anticipated,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: the timing and nature of the final resolution of the accounting issues discussed in this press release, any delay in the filing of required periodic reports, the timing and results of the Company’s review of the effectiveness of internal control over financial reporting and related disclosure controls and procedures, whether a restatement of financial results will be required for other periods or for other accounting issues, adverse effects on the Company’s business related to the disclosures made in this press release or the reactions of customers or suppliers, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. Additional risks are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Because the risks, assumptions, and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. The Company has no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Sanjay M. Hurry/ Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com

###